SANSWIRE

April 21, 2009

Maj. Gen. Wayne P. Jackson (USA-Ret)
251 Ridge Rd.
Jupiter, FL 33477

Dear Gen. Jackson,

I am pleased to inform you that the Board of Directors of Sanswire Corp. have appointed you as a director. In that regard, I would like to formally reiterate the terms of the offer that we have previously discussed with you:

Title:	Director
Tenure:	One year with shareholder vote on your re-election each year as per the by-laws of the Company.
Compensation:	$20,000 per year, payable in four equal installments paid quarterly.
Stock:	250,000 shares of the Company's common stock per quarter.
Expenses:	All of your travel, lodging, entertainment and other out-of-pocket expenses reasonably and prudently incurred in connection with the business of the company will be fully and immediately reimbursed to you upon request when supported by normal documentation.
Annual Meeting:	Usually in August of each year, we conduct our Annual General Meeting. In connection with the AGM, we intend in the future to

host our Board Members and their wives in a location where the Company is doing important business.

Information: We will make every possible effort to keep you fully briefed, on a regular and ongoing basis, regarding new and existing initiatives at the Company. At any time you may call me to discuss any issues or ideas.

Insurance: The compay does not currently have Directors and Officers liability insurance but intends to do so when financially feasible

Your decision to join our Board is viewed with great enthusiasm by everyone at the company. We all look forward to sharing this exciting journey with you.

If you are agreeable to these terms, I would appreciate it if you would sign both original copies, keeping one for your records and returning one to me.

Sincerely,

SANSWIRE CORP.

Jonathan Leinwand

Chief Executive Officer

Agreed [signature] Date 21 APR 2009

Wayne P. Jackson